Exhibit 99.1



Revlon Further Strengthens Its Balance Sheet with New $960 Million Bank Facility; Announces Successful Tender Offer for Its 12% Notes

NEW YORK--(BUSINESS WIRE)--July 9, 2004--Revlon, Inc. (NYSE: REV) and its wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), together announced the successful consummation of a new $960 million credit facility from Citicorp USA, Inc. and Citigroup Global Markets Inc. (together, "Citigroup") and a syndicate of lenders on terms substantially similar to those previously announced. The Company indicated that the new credit facility and related refinancing transactions, which extend the maturity of much of the Company's debt that would have otherwise matured in 2005, further strengthen its balance sheet and represent another important step to creating long-term value.

The Company also announced the successful tender offer for its 12% Senior Secured Notes due 2005 (the "12% Notes"), with approximately 82% of the total outstanding principal amount of the 12% Notes, representing approximately $298 million aggregate principal amount of the 12% Notes, validly tendered through 5:00 p.m. EDT on July 8, 2004.

The Company indicated that amounts borrowed under the new term loan were used to pay in full RCPC's existing bank credit agreement in the amount of approximately $292 million and to repurchase approximately $298 million aggregate principal amount of the 12% Notes in the initial settlement of the tender offer. An additional approximate $74 million of the proceeds were deposited into a collateral account that will be used to repurchase the remaining 12% Notes that are tendered prior to the July 21, 2004 expiration of the tender offer and, if necessary, to redeem any 12% Notes remaining outstanding after such expiration. RCPC also used approximately $95 million of the proceeds to cover tender costs, accrued interest and transactional fees and expenses, including fees and expenses for the Company's successful debt-for-equity exchanges consummated in March 2004.

RCPC indicated that the new credit facility is comprised of an $800 million term loan, which was drawn at the closing, and a $160 million asset-based multi-currency revolving credit facility, which was not drawn at the closing. The term loan, which matures in six years, bears interest at a rate per annum equal to, at RCPC's option, the alternate base rate plus 5.00% or LIBOR plus 6.00%. The revolving credit facility, which has a five-year term, bears interest at a rate per annum equal to, at RCPC's option, the alternate base rate plus 1.50% or LIBOR plus 2.50%. The obligations under the new credit facility are guaranteed by Revlon, Inc. and RCPC's domestic subsidiaries and are secured by the stock of RCPC and substantially all of the assets of RCPC and its domestic subsidiaries.

The Company indicated that, upon purchasing the 12% Notes, RCPC's previously-announced supplemental indenture became operative. Accordingly, substantially all of the restrictive covenants contained in the indenture governing the 12% Notes have been eliminated and the guarantees of RCPC's obligations, and the collateral securing the obligations of RCPC and the guarantors under the indenture, have been released.

As previously announced, the tender offer will expire at 5:00 p.m. EDT on July 21, 2004, unless extended. RCPC currently expects to have a final settlement promptly thereafter for any 12% Notes tendered on or after the July 9, 2004 initial settlement date.

The detailed terms and conditions of the tender offer are contained in the Offer to Purchase for Cash and Consent Solicitation Statement dated June 22, 2004 relating to the 12% Notes (the "Offer Documents"). Holders of the notes can obtain copies of the Offer Documents and related materials from D.F. King & Co., Inc., the Information Agent, at (800) 949-2583 (toll free) or (212) 269-5550 (collect). Citigroup Global Markets Inc. is acting as Dealer Manager. Questions regarding the solicitation can be addressed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

None of Revlon, RCPC, Citigroup or the Information Agent makes any recommendations as to whether or not holders should tender their notes pursuant to the tender offer, and no one has been authorized by any of them to make such recommendation. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of notes to tender.

About Revlon

Revlon is a worldwide cosmetics, fragrance and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events and the Company's estimates regarding RCPC's consummation of the final settlement of RCPC's tender offer. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of RCPC to consummate the final settlement of the tender offer. Factors other than those referred to above could also cause the Company's results to differ materially from expected results.

CONTACT:
Revlon, Inc.
Investor Relations:
Maria A. Sceppaguercio
212-527-5230

Media:
Catherine Fisher
212-527-5727